UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 3, 2007 (June 28, 2007)

TRITON DISTRIBUTION SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-51046	84-1039067
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Harbor Drive, Suite 300 Sausalito, California	94965
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 339-4600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by Triton Distribution Systems, Inc. (the “Registrant” or “Company”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of the Registrant’s Form 10-KSB entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Registrant believes that the expectations reflected in the forward looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

Item 1.01      Entry into a Material Definitive Agreement.

On June 28, 2007, the Company issued a convertible senior note (“Convertible Note”) to JMW Fund LLC, San Gabriel Fund LLC, Underwood Family Partners, Ltd., and Battersea Capital, Inc (“Lenders”) for gross proceeds totaling $3,000,000 (“Total Principal Amount”). Of the Total Principal Amount, the Company was able to draw $1,000,000 by June 30, 2007, and another $1,000,000 may be drawn by July 30, 2007. The terms and conditions of the Convertible Note replaces the terms and conditions of a promissory note issued by the Company to the Lenders on March 28, 2007 for gross proceeds of $1,000,000. The Company drew down only $250,000 of the available $1.0 million on June 28, 2007. It did not drawdown any of the remaining $750,000.

Interest accrues at one percent (1%) per month and began to accrue on July 1, 2007. All outstanding principal and accrued and unpaid interest is due and payable on July 1, 2008 (“Maturity Date”). If the Company should suffer an Event of Default under the Note, the Interest shall be one and a half percent (1.5%) during the occurrence.

The Convertible Note shall be senior to any debt issued to the Company, including without limitation, loans to any bank or institutional debt. Lenders will file a UCC-1 or other filing to secure their debt.

Pursuant to the terms of the Convertible Note, the Company is obligated to issue to the Lenders warrants exercisable for an aggregate of 2,000,000 shares of the Company’s common stock, no par value (“Common Stock”) (“Warrants”). The Warrants are to be exercisable at $3.00 per share and are to expire five years from the issue date of the Warrants. The Company agreed to register the shares underlying the Warrants no later than December 31, 2007. The Warrants shall also be subject to a cashless exercise provision.

The Company agrees to increase the Company’s Board composition from two to five members as a condition precedent. Such directors may be removed upon repayment of the Note. The Company may prepay this note at any time. The outstanding principal balance of the Note can be converted into shares of the Common Stock (“Conversion Shares”) at any time thirty (30) days after the date of the Note at the Lenders’ sole discretion. The conversion price of the Conversion Shares is $3.00 per share (“Conversion Price”). The Company is obligated to file a registration statement with the Securities and Exchange Commission with respect to the Conversion Shares and the Warrant Shares no later than December 31, 2007. Lenders will also enjoy “piggyback” registration rights. If the Company should issue or sell equity securities at a price per share lower than the Conversion Price, other than certain exceptions, the Conversion Price under the Note shall be reduced to such lower price per share.

Item 2.03     Creation of a Direct Financial Obligation of a Registrant

The Company entered into debt obligations with certain persons representing to be “accredited” investors. Please see the description of the Debt incorporated under Item 1.02 above.

Item 3.02     Unregistered Sales of Equity Securities

Pursuant to the convertible note described in Item 1.01 above, the Company issued a convertible promissory note and is obligated to issue a warrant exercisable for 1,000,000 shares of the Company’s common stock, no par value (“Common Stock”), to JMW Fund LLC; a warrant exercisable for 333,333 shares of Common Stock to San Gabriel Fund LLC; a warrant exercisable for 333,333 shares of Common Stock to Underwood Family Partners, Ltd.; and a warrant exercisable for 333,333 shares of Common Stock to Battersea Capital, Inc. These four warrants are to be exercisable at $3.00 per share and are to expire five years from the issue date of each warrant.

We relied upon the exemption from registration as set forth in Section 4 (2) of the Securities Act of 1933, as amended, (“Securities Act”) for the issuance of these securities. The recipients took their securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the acquisition of these securities.

Item 9.01     Financial Statements and Exhibits

(c)	Exhibits.

Exh. No.	Description

10.1	Convertible Senior Note, dated as of June 28, 2007, by and between Triton Distribution Systems, Inc., JMW Fund LLC, San Gabriel Fund LLC, Underwood Family Partners, Ltd., and Battersea Capital, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRITON DISTRIBUTION SYSTEMS, INC.
(Registrant)

Date: July 3, 2007
/s/ Gregory Lykiardopoulos
Gregory Lykiardopoulos, Chief Executive Officer